Exhibit 4.2

THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE AND, EXCEPT AS SET FORTH IN SECTION 3 BELOW, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED UNLESS AND UNTIL REGISTERED UNDER THE SECURITIES ACT AND LAWS OR IN FORM AND SUBSTANCE SATISFACTORY TO THE COMPANY, SUCH OFFER, SALE, PLEDGE OR OTHER TRANSFER IS EXEMPT FROM SUCH REGISTRATION.

INNOVATIVE HEALTH SOLUTIONS, INC.

PRE-FUNDED WARRANT TO PURCHASE SERIES A PREFERRED STOCK

Number of Shares: 144,890 (subject to adjustment)

Warrant No. PSA-01	Original Issue Date: April 9, 2020

Innovative Health Solutions, Inc., an Indiana corporation (the “Company”), hereby certifies that, for value received, including the payment of the Warrant Purchase Price (as defined below), Masimo Corporation or its registered assigns (the “Holder”), is entitled, subject to the terms set forth below, to purchase from the Company up to a total of 144,890 shares of Series A Preferred Stock, without par value (the “Series A Preferred Stock”), of the Company (each such share, a “Warrant Share” and all such shares, the “Warrant Shares”) at an exercise price per share equal to $0.0001 per share (as adjusted from time to time as provided in Section 9 herein, the “Exercise Price”) upon surrender of this Warrant to Purchase Series A Preferred Stock (including any Warrants to Purchase Series A Preferred Stock issued in exchange, transfer or replacement hereof, the “Warrant”) at any time and from time to time on or after the date hereof (the “Original Issue Date”), subject to the following terms and conditions:

1. Definitions. For purposes of this Warrant, the following terms shall have the following meanings:

(a) “Affiliate” means any Person directly or indirectly controlled by, controlling or under common control with, a Holder, as such terms are used in and construed under Rule 405 under the Securities Act, but only for so long as such control shall continue.

(b) “Business Day” means any day except any Saturday, any Sunday and any day which is a federal legal holiday in the United States.

(c) “Common Stock” means the common stock of the Company, without par value.

(d) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(e) “Fair Market Value” means (i) the closing price or last sale price of a share of Common Stock reported for the Business Day immediately before the date on which Holder delivers this Warrant together with its Notice of Exercise to the Company, multiplied by the number of shares of Common Stock into which a share of Series A Preferred Stock is then convertible, if the Common Stock is then traded on a Trading Market, or (ii) the fair market value of Series A Preferred Stock, as mutually determined in writing by the Company and the Holder, all such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period, if the Common Stock is not traded in a Trading Market.

(f) “Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

(g) “Trading Market” means the nationally recognized securities exchange, inter-dealer quotation system, over-the-counter market or other trading market on which the Common Stock is primarily listed on and quoted for trading.

2. Registration of Warrants. The Company shall register ownership of this Warrant, upon records to be maintained by the Company for that purpose (the “Warrant Register”), in the name of the record Holder (which shall include the initial Holder or, as the case may be, any assignee to which this Warrant is assigned hereunder) from time to time. The Company may deem and treat the registered Holder of this Warrant as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the Holder, and for all other purposes, absent actual notice to the contrary.

3. Transfers. Subject to compliance with all applicable securities laws and that certain Amended and Restated Shareholders’ Agreement, dated October 12, 2017, by and among the Company and certain shareholders listed on the signature pages thereto(as amended, the “Shareholders’ Agreement”), the Holder may transfer this Warrant upon surrender of the Warrant to the Company, together with the Assignment Notice in the form attached as Schedule 2 hereto, completed and duly signed by the Holder or its duly authorized officer. Upon any such transfer, a new warrant to purchase Series A Preferred Stock in substantially the form of this Warrant (any such new warrant, a “New Warrant”) evidencing the portion of this Warrant so transferred shall be issued to the transferee, and a New Warrant evidencing the remaining portion of this Warrant not so transferred, if any, shall be issued to the transferring Holder. For the avoidance of all doubt, the Holder shall require any transferee to execute a joinder to the Shareholders’ Agreement as a condition to such transfer. The acceptance of the New Warrant by the transferee thereof shall be deemed the acceptance by such transferee of all of the rights and obligations in respect of the New Warrant that the Holder has in respect of this Warrant. The Company shall prepare, issue and deliver at the Company’s own expense any New Warrant under this Section 3. Until due presentment for registration of transfer, the Company may treat the registered Holder hereof as the owner and holder for all purposes, and the Company shall not be affected by any notice to the contrary.

4. Exercise and Duration of Warrants.

(a) All or any part of this Warrant shall be exercisable by the registered Holder in any manner permitted by this Warrant at any time and from time to time on or after the Original Issue Date.

(b) The Holder may exercise this Warrant by delivering to the Company (i) an exercise notice, in the form attached as Schedule 1 hereto (the “Exercise Notice”), completed and duly signed, and (ii) payment of the Exercise Price for the number of Warrant Shares as to which this Warrant is being exercised (which may take the form of a “cashless exercise” if so indicated in the Exercise Notice pursuant to Section 10 below). The date on which such exercise notice is delivered to the Company (as determined in accordance with the notice provisions hereof) is an “Exercise Date.” The Holder shall not be required to deliver the original Warrant in order to effect an exercise hereunder. Execution and delivery of the Exercise Notice shall have the same effect as cancellation of the original Warrant and issuance of a New Warrant evidencing the right to purchase the remaining number of Warrant Shares, if any. The Holder and any assignee, by acceptance of this Warrant, acknowledge and agree that, by reason of the provisions of this paragraph, following the purchase of a portion of the Warrant Shares hereunder, the number of Warrant Shares available for purchase hereunder at any given time may be less than the amount stated on the face hereof.

(c) The aggregate purchase price of this Warrant, in the amount of $2,734,340.40 (the “Warrant Purchase Price”), equating to $18.87 per Warrant Share, was pre-funded to the Company on or prior to the Exercise Date and, consequently, no additional consideration shall be required to be paid by the Holder to any Person to effect any exercise of this Warrant, except for the payment of the Exercise Price. The Holder shall not be entitled to the return or refund of all, or any portion, of such pre-funded aggregate Exercise Price under any circumstance or for any reason whatsoever.

5. Delivery of Warrant Shares.

(a) Upon exercise of this Warrant, the Company shall promptly (but in no event later than three (3) Business Days after the Exercise Date) issue and cause to be delivered to and in the name of the Holder certificates for such aggregate number of shares of Series A Preferred Stock to which the Holder is entitled pursuant to such exercise of this Warrant.

(b) To the extent permitted by law, the Company’s obligations to issue and deliver Warrant Shares in accordance with and subject to the terms hereof (including the limitations set forth in Section 11 below) are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder or any other Person of any obligation to the Company or any violation or alleged violation of law by the Holder or any other Person, and irrespective of any other circumstance that might otherwise limit such obligation of the Company to the Holder in connection with the issuance of Warrant Shares. Nothing herein shall limit the Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver certificates representing shares of Series A Preferred Stock upon exercise of the Warrant as required pursuant to the terms hereof.

6. Charges, Taxes and Expenses. Issuance and delivery of certificates for shares of Series A Preferred Stock upon exercise of this Warrant shall be made without charge to the Holder for any issue or transfer tax, transfer agent fee or other incidental tax or expense (excluding any applicable stamp duties) in respect of the issuance of such certificates, all of which taxes and expenses shall be paid by the Company; provided, however, that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the registration of any certificates for Warrant Shares or the Warrants in a name other than that of the Holder or an Affiliate thereof. The Holder shall be responsible for all other tax liability that may arise as a result of holding or transferring this Warrant or receiving Warrant Shares upon exercise hereof.

7. Replacement of Warrant. If this Warrant is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation hereof, or in lieu of and substitution for this Warrant, a New Warrant, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction (in such case) and, in each case, a customary and reasonable indemnity and surety bond, if requested by the Company. Applicants for a New Warrant under such circumstances shall also comply with such other reasonable regulations and procedures and pay such other reasonable third-party costs as the Company may prescribe. If a New Warrant is requested as a result of a mutilation of this Warrant, then the Holder shall deliver such mutilated Warrant to the Company as a condition precedent to the Company’s obligation to issue the New Warrant.

8. Reservation of Warrant Shares and Underlying Shares of Common Stock. The Company covenants that it will, at all times while this Warrant is outstanding, reserve and keep available out of the aggregate of its authorized but unissued and otherwise unreserved Series A Preferred Stock, solely for the purpose of enabling it to issue Warrant Shares upon exercise of this Warrant as herein provided, the number of Warrant Shares that are initially issuable and deliverable upon the exercise of this entire Warrant, free from preemptive rights or any other contingent purchase rights of Persons other than the Holder (taking into account the adjustments and restrictions of Section 9). The Company covenants that it will, at all times while this Warrant is outstanding, reserve and keep available out of the aggregate of its authorized but unissued and otherwise unreserved Common Stock, solely for the purpose of enabling it to issue Common Stock upon conversion of the Warrant Shares, the number of shares of Common Stock that are initially issuable and deliverable upon the conversion of the Warrant Shares (the “Underlying Shares”), free from preemptive rights or any other contingent purchase rights of Persons other than the Holder (taking into account the adjustments and restrictions of Section 9). The Company covenants that all Warrant Shares so issuable and deliverable shall, upon issuance and the payment of the applicable Exercise Price in accordance with the terms hereof, be duly and validly authorized, issued and fully paid and non-assessable. The Company covenants that all Underlying Shares so issuable and deliverable shall, upon issuance, be duly and validly authorized, issued and fully paid and non-assessable. The Company will take all such action as may be reasonably necessary to assure that the Warrant Shares and Underlying Shares may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of any securities exchange or automated quotation system upon which the Warrant Shares or Underlying Shares may be listed. The Company further covenants that it will not, without the prior written consent of the Holder, take any actions to increase the par value of the Series A Preferred Stock and Common Stock at any time while this Warrant is outstanding.

9. Certain Adjustments. The Exercise Price and number of Warrant Shares issuable upon exercise of this Warrant are subject to adjustment from time to time as set forth in this Section 9.

(a) Stock Dividends and Splits. If the Company, at any time while this Warrant is outstanding, (i) pays a stock dividend on its Series A Preferred Stock or otherwise makes a distribution on any class of capital stock issued and outstanding on the Original Issue Date and in accordance with the terms of such stock on the Original Issue Date, that is payable in shares of Series A Preferred Stock, (ii) subdivides its outstanding shares of Series A Preferred Stock into a larger number of shares of Series A Preferred Stock, (iii) combines (including by way of reverse stock split) its outstanding shares of Series A Preferred Stock into a smaller number of shares of Series A Preferred Stock or (iv) issues by reclassification of shares of capital stock any additional shares of Series A Preferred Stock of the Company, then in each such case the Exercise Price shall be multiplied by a fraction, the numerator of which shall be the number of shares of Series A Preferred Stock outstanding immediately before such event and the denominator of which shall be the number of shares of Series A Preferred Stock outstanding immediately after such event. Any adjustment made pursuant to clause (i) of this paragraph shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution, provided, however, that if such record date shall have been fixed and such dividend is not fully paid on the date fixed therefor, the Exercise Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Exercise Price shall be adjusted pursuant to this paragraph as of the time of actual payment of such dividends. Any adjustment pursuant to clause (ii) or (iii) of this paragraph shall become effective immediately after the effective date of such subdivision or combination.

(b) Pro Rata Distributions. If the Company, at any time while this Warrant is outstanding, distributes to all holders of Series A Preferred Stock for no consideration (i) evidences of its indebtedness, (ii) any security (other than a distribution of Series A Preferred Stock covered by the preceding paragraph), (iii) rights or warrants to subscribe for or purchase any security or (iv) cash or any other asset (in each case, a “Distribution”), other than a reclassification as to which Section 9(c) applies, then in each such case, the Holder shall be entitled to participate in such Distribution to the same extent that the Holder would have participated therein if the Holder had held the number of shares of Series A Preferred Stock acquirable upon complete exercise of this Warrant (without regard to any limitations on exercise hereof, including without limitation, the ownership limitation set forth in Section 11(a) hereof) immediately before the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of Series A Preferred Stock are to be determined for the participation in such Distribution (provided, however, to the extent that the Holder’s right to participate in any such Distribution would result in the Holder exceeding the ownership limitation set forth in Section 11(a) hereof, then the Holder shall not be entitled to participate in such Distribution to such extent) and the portion of such Distribution shall be held in abeyance for the benefit of the Holder until the earlier of (i) such time, if ever, as the delivery to such Holder of such portion would not result in the Holder exceeding the ownership limitation set forth in Section 11(a) hereof and (ii) such time as the Holder has exercised this Warrant.

(c) Fundamental Transactions. If, at any time while this Warrant is outstanding (i) the Company effects any merger or consolidation of the Company with or into another Person, in which the Company is not the surviving entity and in which the stockholders of the Company immediately prior to such merger or consolidation do not own, directly or indirectly, at least 50% of the voting power of the surviving entity immediately after such merger or consolidation, (ii) the Company effects any sale to another Person of all or substantially all of its assets in one transaction or a series of related transactions, (iii) the Company consummates a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than the 50% of the voting power of the capital stock of the Company (except for any such transaction in which the stockholders of the Company immediately prior to such transaction maintain, in substantially the same proportions, the voting power of such Person immediately after the transaction) or (iv) the Company effects any reclassification of the Series A Preferred Stock or any compulsory share exchange pursuant to which the Series A Preferred Stock is effectively converted into or exchanged for other securities, cash or property (other than as a result of a subdivision or combination of shares of Series A Preferred Stock covered by Section 9(a) above) (in any such case, a “Fundamental Transaction”), then following such Fundamental Transaction the Holder shall have the right to receive, upon exercise of this Warrant, the same amount and kind of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of the number of Warrant Shares then issuable upon exercise in full of this Warrant without regard to any limitations on exercise contained herein (the “Alternate Consideration”). The Company shall not effect any Fundamental Transaction in which the Company is not the surviving entity or the Alternate Consideration includes securities of another Person unless (i) the Alternate Consideration is solely cash and the Company provides for the simultaneous “cashless exercise” of this Warrant pursuant to Section 10 below or (ii) prior to or simultaneously with the consummation thereof, any successor to the Company, surviving entity or other Person (including any purchaser of assets of the Company) shall assume the obligation to deliver to the Holder such Alternate Consideration as, in accordance with the foregoing provisions, the Holder may be entitled to receive, and the other obligations under this Warrant. The provisions of this paragraph (c) shall similarly apply to subsequent transactions analogous of a Fundamental Transaction type.

(d) Automatic Conversion. In the event that all outstanding shares of Series A Preferred Stock are converted, automatically or by action of the holders thereof, into Common Stock, including, without limitation, in connection with the Company’s initial, underwritten public offering and sale of its Common Stock pursuant to an effective registration statement under the Act (the “IPO”), then from and after the date on which all outstanding shares of Series A Preferred Stock have been so converted, this Warrant shall be exercisable for such number of shares of Common Stock into which the Warrant Shares would have been converted had the Warrant Shares been outstanding on the date of such conversion, and the Exercise Price shall equal the Exercise Price in effect as of immediately prior to such conversion divided by the number of shares of Common Stock into which one share of Series A Preferred Stock would have been converted, all subject to further adjustment thereafter from time to time in accordance with the provisions of this Warrant.

(e) Number of Warrant Shares. Simultaneously with any adjustment to the Exercise Price pursuant to Section 9 (including any adjustment to the Exercise Price that would have been effected but for the final sentence in this paragraph (e)), the number of Warrant Shares that may be purchased upon exercise of this Warrant shall be increased or decreased proportionately, so that after such adjustment the aggregate Exercise Price payable hereunder for the increased or decreased number of Warrant Shares shall be the same as the aggregate Exercise Price in effect immediately prior to such adjustment.

(f) Calculations. All calculations under this Section 9 shall be made to the nearest one-hundredth of one cent or the nearest share, as applicable.

(g) Notice of Adjustments. Upon the occurrence of each adjustment pursuant to this Section 9, the Company at its expense will promptly compute such adjustment, in good faith, in accordance with the terms of this Warrant and prepare a certificate setting forth such adjustment, including a statement of the adjusted Exercise Price and adjusted number or type of Warrant Shares or other securities issuable upon exercise of this Warrant (as applicable), describing the transactions giving rise to such adjustments and showing in detail the facts upon which such adjustment is based. The Company will promptly deliver a copy of each such certificate to the Holder.

(h) Notice of Corporate Events. If, while this Warrant is outstanding, the Company (i) declares a dividend or any other distribution of cash, securities or other property in respect of its Series A Preferred Stock, including, without limitation, any granting of rights or warrants to subscribe for or purchase any capital stock of the Company or any subsidiary, (ii) authorizes or approves, enters into any agreement contemplating or solicits stockholder approval for any Fundamental Transaction, (iii) authorizes the voluntary dissolution, liquidation or winding up of the affairs of the Company, (iv) effects an IPO or (v) effects any reclassification, exchange, combination, substitution, reorganization or recapitalization of the outstanding shares of Series A Preferred Stock or Common Stock, then the Company shall deliver to the Holder a notice of such transaction at least fifteen (15) days prior to the applicable record or effective date on which a Person would need to hold Series A Preferred Stock in order to participate in or vote with respect to such transaction. In addition, if while this Warrant is outstanding, the Company authorizes or approves, enters into any agreement contemplating or solicits stockholder approval for any Fundamental Transaction contemplated by Section 9(c), other than a Fundamental Transaction under clause (iii) of Section 9(c), then the Company shall deliver to the Holder a notice of such Fundamental Transaction at least fifteen (15) days prior to the date such Fundamental Transaction is consummated.

10. Payment of Cashless Exercise Price. Notwithstanding anything contained herein to the contrary, the Holder may, in its sole discretion, satisfy its obligation to pay the Exercise Price through a “cashless exercise,” in which event the Company shall issue to the Holder the number of Warrant Shares in an exchange of securities effected pursuant to Section 3(a)(9) of the Securities Act as determined as follows:

X = Y [(A-B)/A]

where:

“X” equals the number of Warrant Shares to be issued to the Holder;

“Y” equals the total number of Warrant Shares with respect to which this Warrant is then being exercised;

“A” equals the Fair Market Value per share of Series A Preferred Stock; and

“B” equals the Exercise Price per Warrant Share then in effect on the Exercise Date.

In no event will the exercise of this Warrant be settled in cash.

For purposes of Rule 144 promulgated under the Securities Act, it is intended, understood and acknowledged that the Warrant Shares issued in such a “cashless exercise” transaction shall be deemed to have been acquired by the Holder, and the holding period for the Warrant Shares shall be deemed to have commenced, on the Original Issue Date.

11. Limitations on Exercise.

(a) Notwithstanding anything to the contrary contained herein, the Company shall not effect any exercise of this Warrant, and the Holder shall not be entitled to exercise this Warrant for a number of Warrant Shares in excess of that number of Warrant Shares which, upon giving effect or immediately prior to such exercise, would cause (i) the aggregate number of shares of Common Stock beneficially owned by the Holder, its Affiliates and any other Persons whose beneficial ownership of Common Stock would be aggregated with the Holder’s for purposes of Section 13(d) of the Exchange Act, on a fully diluted, as- converted basis, to exceed 19.99% (the “Maximum Percentage”) of the total number of issued and outstanding shares of Common Stock following such exercise, or (ii) the combined voting power of the securities of the Company beneficially owned by the Holder and its Affiliates and any other Persons whose beneficial ownership of Common Stock would be aggregated with the Holder’s for purposes of Section 13(d) of the Exchange Act to exceed 19.99% of the combined voting power of all of the securities of the Company then outstanding following such exercise. Upon the written request of the Holder, the Company shall within three (3) Business Days confirm in writing or by email to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Warrant, by the Holder since the date as of which such number of outstanding shares of Common Stock was reported. By written notice to the Company, the Holder may from time to time increase or decrease the Maximum Percentage to any other percentage specified in such notice; provided that any such increase will not be effective until the sixty-first (61st) day after such notice is delivered to the Company. For purposes of this Section 11(a), the aggregate number of shares of Common Stock or voting securities beneficially owned by the Holder and its Affiliates and any other Persons whose beneficial ownership of Common Stock would be aggregated with the Holder’s for purposes of Section 13(d) of the Exchange Act shall include the shares of Common Stock issuable upon the exercise of this Warrant with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (x) exercise of the remaining unexercised and non-cancelled portion of this Warrant by the Holder and (y) exercise or conversion of the unexercised, non-converted or non-cancelled portion of any other securities of the Company that do not have voting power (including without limitation, any securities of the Company which would entitle the holder thereof to acquire at any time Common Stock, including without limitation, any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock), is subject to a limitation on conversion or exercise analogous to the limitation contained herein and is beneficially owned by the Holder or any of its Affiliates and other Persons whose beneficial ownership of Common Stock would be aggregated with the Holder’s for purposes of Section 13(d) of the Exchange Act.

(b) Notwithstanding anything in this Warrant to the contrary, this Section 11 shall not restrict the number of shares of Common Stock which a Holder may receive or beneficially own in order to determine the amount of securities or other consideration that such Holder may receive in the event of a Fundamental Transaction as contemplated in Section 9(c) of this Warrant.

12. No Fractional Shares. No fractional Warrant Shares will be issued in connection with any exercise of this Warrant. In lieu of any fractional shares that would otherwise be issuable, the number of Warrant Shares to be issued shall be rounded down to the next whole number and the Company shall pay the Holder in cash the fair market value (based on the Fair Market Value) for any such fractional shares.

13. Notices. Any and all notices or other communications or deliveries hereunder (including, without limitation, any Exercise Notice) shall be in writing and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via confirmed email, or (ii) upon actual receipt by the Person to whom such notice is required to be given, if by hand delivery or mail. The addresses and email addresses for such communications shall be:

If to the Company:

Innovative Health Solutions, Inc.

Attention: Brian Carrico, Chief Executive Officer

829 S. Adams Street

Versailles, Indiana 47042

Email: brian@i-h-s.com

With a copy (which shall not constitute notice) to:

Joshua Hollingsworth

Barnes & Thornburg LLP

11 South Meridian Street

Indianapolis, Indiana 46204

Email: Joshua.Hollingsworth@btlaw.com

If to the Holder:

Masimo Corporation

Attention: Micah Young, Chief Financial Officer

52 Discovery

Irvine, California 92618

Email: myoung@masimo.com

With a copy (which shall not constitute notice) to:

Jeffrey T. Hartlin

Paul Hastings LLP

1117 S. California Avenue

Palo Alto, California 94304

Email: jeffhartlin@paulhastings.com

or, in each of the above instances, to such other address or email address as the recipient party has specified by written notice given to each other party at least five (5) days prior to the effectiveness of such change.

14. Warrant Agent. The Company shall initially serve as warrant agent under this Warrant. Upon ten (10) days’ notice to the Holder, the Company may appoint a new warrant agent. Any corporation into which the Company or any new warrant agent may be merged or any corporation resulting from any consolidation to which the Company or any new warrant agent shall be a party or any corporation to which the Company or any new warrant agent transfers substantially all of its corporate trust or shareholders services business shall be a successor warrant agent under this Warrant without any further act. Any such successor warrant agent shall promptly cause notice of its succession as warrant agent to be mailed (by first-class mail, postage prepaid) to the Holder at the Holder’s last address as shown on the Warrant Register.

15. Miscellaneous.

(a) No Rights as a Stockholder. The Holder, solely in such Person’s capacity as a holder of this Warrant, shall not be entitled to vote or receive dividends or be deemed the holder of share capital of the Company for any purpose, nor shall anything contained in this Warrant be construed to confer upon the Holder, solely in such Person’s capacity as the Holder of this Warrant, any of the rights of a stockholder of the Company or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of stock, reclassification of stock, consolidation, merger, amalgamation, conveyance or otherwise), receive notice of meetings, receive dividends or subscription rights, or otherwise, prior to the issuance to the Holder of the Warrant Shares which such Person is then entitled to receive upon the due exercise of this Warrant. In addition, nothing contained in this Warrant shall be construed as imposing any liabilities on the Holder to purchase any securities (upon exercise of this Warrant or otherwise) or as a stockholder of the Company, whether such liabilities are asserted by the Company or by creditors of the Company.

(b) Authorized Shares. Except and to the extent as waived or consented to by the Holder, the Company shall not by any action, including, without limitation, amending its certificate or articles of incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate to protect the rights of the Holder as set forth in this Warrant against impairment. Without limiting the generality of the foregoing, the Company will (a) create a par value of any Warrant Shares above the amount payable therefor upon such exercise immediately prior to such increase in par value, (b) take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and non-assessable Warrant Shares upon the exercise of this Warrant, (c) may validly and legally issue fully paid and non-assessable Underlying Shares upon the conversion of the Warrant Shares, and (d) use commercially reasonable efforts to obtain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction thereof as may be necessary to enable the Company to perform its obligations under this Warrant.

(c) Successors and Assigns. Subject to compliance with applicable securities laws, this Warrant may be assigned by the Holder. This Warrant may not be assigned by the Company without the written consent of the Holder, except to a successor in the event of a Fundamental Transaction. This Warrant shall be binding on and inure to the benefit of the Company and the Holder and their respective successors and assigns. Subject to the preceding sentence, nothing in this Warrant shall be construed to give to any Person other than the Company and the Holder any legal or equitable right, remedy or cause of action under this Warrant. This Warrant may be amended only in writing signed by the Company and the Holder, or their successors and assigns.

(d) Amendment and Waiver. Except as otherwise provided herein, the provisions of the Warrants may be amended and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the written consent of the Holder.

(e) Acceptance. Receipt of this Warrant by the Holder shall constitute acceptance of and agreement to all of the terms and conditions contained herein.

(f) Governing Law; Jurisdiction. This Warrant shall be governed by the internal law of the State of Indiana, without regard to conflict of laws principles that would result in the application of any law other than the law of the State of Indiana.

(g) Dispute Resolution. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of Indiana and to the jurisdiction of the United States District Court for the Southern District of Indiana for the purpose of any suit, action or other proceeding arising out of or based upon this Warrant, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Warrant except in the state courts of Indiana or the United States District Court for the Southern District of Indiana, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Warrant or the subject matter hereof may not be enforced in or by such court.

(h) Waiver of Jury Trial: EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS WARRANT, THE SECURITIES OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

Any unresolved controversy or claim arising out of or relating to this Warrant, except as (i) otherwise provided in this Warrant, or (ii) any such controversies or claims arising out of either party’s intellectual property rights for which a provisional remedy or equitable relief is sought, shall be submitted to arbitration by one arbitrator mutually agreed upon by the parties, and if no agreement can be reached within thirty (30) days after names of potential arbitrators have been proposed by the American Arbitration Association (the “AAA”), then by one arbitrator having reasonable experience in corporate finance transactions of the type provided for in this Warrant and who is chosen by the AAA. The arbitration shall take place in Marion County, Indiana, in accordance with the AAA rules then in effect, and judgment upon any award rendered in such arbitration will be binding and may be entered in any court having jurisdiction thereof. There shall be limited discovery prior to the arbitration hearing as follows: (a) exchange of witness lists and copies of documentary evidence and documents relating to or arising out of the issues to be arbitrated, (b) depositions of all party witnesses, and (c) such other depositions as may be allowed by the arbitrators upon a showing of good cause. Depositions shall be conducted in accordance with the Indiana Code of Civil Procedure, the arbitrator shall be required to provide in writing to the parties the basis for the award or order of such arbitrator, and a court reporter shall record all hearings, with such record constituting the official transcript of such proceedings. Each party will bear its own costs in respect of any disputes arising under this Warrant. Each of the parties to this Warrant consents to personal jurisdiction for any equitable action sought in the U.S. District Court for the Southern District of Indiana or any court of the State of Indiana having subject matter jurisdiction.

(i) Headings. The headings herein are for convenience only, do not constitute a part of this Warrant and shall not be deemed to limit or affect any of the provisions hereof.

(j) Severability. In case any one or more of the provisions of this Warrant shall be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Warrant shall not in any way be affected or impaired thereby, and the Company and the Holder will attempt in good faith to agree upon a valid and enforceable provision which shall be a commercially reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Warrant.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have caused this Warrant to be duly executed by their authorized representatives as of the date first indicated above.

COMPANY

INNOVATIVE HEALTH SOLUTIONS, INC.

By:	/s/ Brian Carrico
Name:	Brian Carrico
Title:	Chief Executive Officer

HOLDER

MASIMO CORPORATION

By:
Name:	Micah Young
Title:	Executive Vice President, Chief Financial Officer

[Signature Page to Warrant]

IN WITNESS WHEREOF, the parties have caused this Warrant to be duly executed by their authorized representatives as of the date first indicated above.

COMPANY

INNOVATIVE HEALTH SOLUTIONS, INC.

By:
Name:	Brian Carrico
Title:	Chief Executive Officer

HOLDER

MASIMO CORPORATION

By:	/s/ Micah Young
Name:	Micah Young
Title:	Executive Vice President, Chief Financial Officer

[Signature Page to Warrant]

SCHEDULE 1

FORM OF EXERCISE NOTICE

(To be executed by the Holder to purchase shares of Series A Preferred Stock under the Warrant)

Ladies and Gentlemen:

(1) The undersigned is the Holder of Warrant No. PSA-01 (the “Warrant”) issued by Innovative Health Solutions, Inc., an Indiana corporation (the “Company”). Capitalized terms used herein and not otherwise defined herein have the respective meanings set forth in the Warrant.

(2) The undersigned hereby exercises its right to purchase Warrant Shares pursuant to the Warrant.

(3) The Holder intends that payment of the Exercise Price shall be made as (check one):

☐	Cash Exercise

☐	“Cashless Exercise” under Section 10 of the Warrant

(4) If the Holder has elected a Cash Exercise, the Holder shall pay the sum of $ _________ in immediately available funds to the Company in accordance with the terms of the Warrant.

(5) The Holder requests that certificates for such Warrant Shares be issued in the name of such Holder, as follows:

_____________________________________________________________________________________________

(Please Print Name, Address and Federal Tax I.D. Number)

(6) If such number of shares shall not be all shares purchasable under the Warrant, the Holder requests that a new warrant for the balance remaining of the shares under the Warrant be registered in the name of the Holder as indicated above and delivered to the address stated above.

Dated:

Holder:

By:

Name:

Title:

SCHEDULE 2 ASSIGNMENT NOTICE

Warrant to Purchase Shares of Series A Preferred Stock

(1) For value received, the undersigned Holder does hereby sell, assign and transfer to:

________________________________________________________________________________________________

________________________________________________________________________________________________

____________________________________(Please Print Name, Address and Federal Tax I.D. Number of Assignee)

The right to purchase __________________ shares represented by Warrant No. PSA01 (the “Warrant”) issued by Innovative Health Solutions, Inc., an Indiana corporation (the “Company”) and hereby authorizes the transfer and registration of such Warrant to the assignee on the Warrant Register. The undersigned further directs the Company to issue and deliver to the assignee, at the address set forth above, a new warrant representing the right to purchase such number of shares.

Dated:

Holder:

By:

Name:

Title: